Exhibit 99.1

For Release on November 16, 2012

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. DECLARES A ONE-TIME SPECIAL

CASH DIVIDEND OF $3.00 PER SHARE

CLOSES ON A $60 MILLION INCREMENTAL TERM LOAN

New York, NY — November 16, 2012 — Town Sports International Holdings, Inc. (the “Company”) (NASDAQ: CLUB) today announced that its Board of Directors declared a one-time special cash dividend of $3.00 per share, payable on December 11, 2012 to stockholders of record at the close of business on November 30, 2012 (the “Dividend”). The aggregate amount of the payment to be made in connection with the Dividend will be approximately $71.4 million, based upon shares of common stock outstanding as of November 14, 2012. The Company also announced the payment of an equivalent cash bonus to optionholders holding in-the-money, vested options (the “Cash Bonus Payment”). The aggregate amount of the Cash Bonus Payment will be approximately $2.5 million.

In connection with the above, on November 14, 2012, the Company’s wholly-owned subsidiary, Town Sports International, LLC (the “Borrower”), entered into an amendment to its senior secured credit facility under which it borrowed an additional $60 million. The new borrowings will be used together with cash on hand in order to fund the Dividend and the Cash Bonus Payment. In addition, the amendment to the senior secured credit facility provides for a waiver of any prepayment required to be paid using the Company’s excess cash flow for the period ending December 31, 2012, amends the restricted payments covenant to permit the payment of the Dividend and Cash Bonus Payment and permits adjustments to the Company’s calculation of consolidated EBITDA with respect to the Cash Bonus Payment and with respect to fees and expenses associated with certain permitted transactions.

Daniel Gallagher, Chief Financial Officer of the Company, commented: “We are very pleased we are able to return value to our shareholders through this one-time special dividend. The strength of our financial position and the free cash flow profile of our business enable both this return of capital to our shareholders as well as the self-funding of our club growth plans.”

The portion of the Company’s Dividend that will be treated as a qualified dividend for U.S. tax purposes will depend upon the amount of the Company’s accumulated earnings and profits as of December 31, 2012, the end of the Company’s current fiscal year, as determined by the Internal Revenue Code. Therefore, at this time the Company is not able to determine the portion of the Dividend that will be treated as a qualified dividend. Stockholders will receive further information on Form 1099 after the end of 2012 and are encouraged to consult with their own tax advisors regarding the tax treatment of the Dividend.

Forward-Looking Statements

Statements in this release that do not constitute historical facts, including statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual events or results may differ materially from anticipated events or results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of September 30, 2012, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 522,000 members. For more information on the Company, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com